                                                                   Exhibit a-5.1

            FLEXI-VAN LEASING, INC. ANNOUNCES PROPOSAL TO ACQUIRE ALL
                   OUTSTANDING SHARES OF CASTLE & COOKE, INC.

KENNILWORTH, NJ,- March 29, 2000 - Flexi-Van Leasing, Inc., a corporation wholly owned by David H. Murdock, announced today a proposal to the Board of Directors of Castle & Cooke, Inc. (NYSE-CCS) to acquire all of the outstanding shares of common stock of Castle & Cooke, Inc. not already owned by David H. Murdock, Flexi-Van Leasing, Inc., or their affiliates, for $17 per share in cash. This represents a 41% premium over today's closing price of $12.06.

The proposal contemplates the negotiation and execution of a binding agreement, which will contain customary terms and conditions for transactions of this type. David H. Murdock and Flexi-Van Leasing, Inc. have reserved the right to terminate the proposal if a definitive agreement has not been executed by May 15, 2000. In connection with its proposal, Flexi-Van Leasing, Inc. has engaged Deutsche Bank to advise on the transaction and has received a "highly confident" letter from Deutsche Bank with respect to the financing necessary to consummate the proposed transaction.

Flexi-Van Leasing, Inc., is the largest stockholder of Castle & Cooke, Inc., holding 4,501,310 shares of common stock or approximately 26.4% of the total number of outstanding shares of Castle & Cooke, Inc. Mr. Murdock's sons also hold an additional 26,956 shares for a total combined ownership of 26.6%.

A MERGER OR TENDER OFFER FOR THE OUTSTANDING SHARES OF CASTLE & COOKE, INC. COMMON STOCK HAS NOT YET COMMENCED. IF A MERGER OR TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF CASTLE & COOKE, INC. SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF CASTLE & COOKE, INC. CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF CASTLE & COOKE, INC. MAY ALSO OBTAIN COPIES OF THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING FLEXI-VAN LEASING, INC., WHEN THE DOCUMENTS BECOME AVAILABLE.



                                        3